Press Release For immediate release
Invesco Ltd. Announces June 30, 2020
Assets Under Management

Investor Relations Contact:    Aimee Partin    404-724-4248
Media Relations Contact:    Graham Galt    404-439-3070

Atlanta, July 13, 2020 --- Invesco Ltd. (NYSE: IVZ) today reported preliminary month-end assets under management (AUM) of $1,145.2 billion, an increase of 0.2% versus previous month-end. Net long-term outflows were $5.2 billion. Non-management fee earning net outflows were $9.5 billion and money market net outflows were $7.4 billion. AUM was positively impacted by favorable market returns, which increased AUM by $22 billion. Reinvested distributions and FX increased AUM by $1.6 billion and $1.1 billion, respectively. Preliminary average total AUM for the quarter through June 30 were $1,118.7 billion, and preliminary average active AUM for the quarter through June 30 were $848.8 billion.

Total Assets Under Management
(in billions)	Total	Equity	Fixed Income	Balanced	Money Market	Alternatives

June 30, 2020(a)	$1,145.2	$544.9	$260.7	$60.9	$111.5	$167.2
May 31, 2020	$1,142.5	$532.9	$261.9	$59.9	$118.8	$169.0
April 30, 2020	$1,118.6	$510.1	$259.8	$57.6	$124.1	$167.0
March 31, 2020	$1,053.4	$459.4	$259.8	$54.5	$117.5	$162.2
Active(b)
(in billions)	Total	Equity	Fixed Income	Balanced	Money Market	Alternatives

June 30, 2020(a)	$863.5	$316.6	$230.1	$60.1	$111.5	$145.2
May 31, 2020	$860.3	$311.7	$223.8	$59.1	$118.8	$146.9
April 30, 2020	$849.3	$302.6	$220.0	$56.9	$124.0	$145.8
March 31, 2020	$807.3	$276.6	$216.6	$53.8	$117.5	$142.8
Passive(b)
(in billions)	Total	Equity	Fixed Income	Balanced	Money Market	Alternatives

June 30, 2020(a)	$281.7	$228.3	$30.6	$0.8	$—	$22.0
May 31, 2020	$282.2	$221.2	$38.1	$0.8	$—	$22.1
April 30, 2020	$269.3	$207.5	$39.8	$0.7	$0.1	$21.2
March 31, 2020	$246.1	$182.8	$43.2	$0.7	$—	$19.4

(a)	Preliminary - subject to adjustment.
(b)	Passive AUM includes index-based ETF’s, UIT’s, non-fee earning leverage, foreign exchange overlays and other passive mandates. Active AUM are total AUM less passive AUM.
About Invesco Ltd.
Invesco is a global independent investment management firm dedicated to delivering an investment experience that helps people get more out of life. With offices in 25 countries, our distinctive investment teams deliver a comprehensive range of active, passive and alternative investment capabilities. For more information, visit http://www.invesco.com.
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